Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT (this “Agreement”), dated January 13, 2020 (the “Effective Date”), by and between BOXLIGHT CORPORATION, a Nevada corporation (the “Corporation”) and JAMES MARK ELLIOTT, an individual residing at 735 Brookline Trace, Alpharetta, GA 30022 (the “Employee”), hereby amends and restates the employment agreement between the Company and the employee, dated November 30, 2017 (the “Original Employment Agreement”).

WHEREAS, the Employee has served as the Company’s Chairman and Chief Executive Officer pursuant to the terms of the Original Employment Agreement; and

WHEREAS, it is now the desire of Employee to transition into the status of a half-time employee and serve as the chief commercial officer (“CCO”) of the Company, pursuant to which Employee will be responsible for the Company’s sales, commercial strategy and other duties as may be assigned to Employee from time to time by the Company’s Chief Executive Officer.

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto intending to be bound hereby, it is hereinafter agreed as follows:

1. Term. The Corporation hereby employs the Employee, and the Employee hereby accepts employment, for term commencing on Effective Date hereof and, subject to earlier termination as provided in Section 5 hereof, continuing for the period commencing on the Effective Date through January 12, 2021 (the “Initial Term”); which Initial Term may be renewed or extended by mutual agreement of the Corporation and the Employee (such Initial Term, as the same may be so renewed or extended, being hereinafter sometimes called the “Term of Employment”). The Employee shall perform the services specified herein, all upon the terms and conditions hereinafter stated. This Agreement may be extended only upon the written consent of the parties hereto.

2. Duties and Responsibilities.

a. General. The Employee shall serve as the CCO of the Corporation, on a half-time basis and subject to the general direction and control of the Chief Executive Officer of the Corporation (the “CEO”). As CCO, the Employee shall have responsibility for the sales and commercial strategy of the Corporation, and shall be responsible for other duties related to the Business (as defined below) as may be assigned to Employee by the CEO from time to time.

b. Time. The Employee shall devote his professional and business time, attention and energy to the Business (as defined herein) of the Corporation on a half-time basis as necessary and appropriate to meet the requirements directed by the CEO and further the interests of the Corporation. As used herein, the term “Business” shall mean and include the development and selling of education products and services.

c. Business Opportunities. The Employee covenants and agrees that if, during the Term of Employment, the CEO shall access an investment or business opportunity that is directly related to the Business of the Corporation (a “Business Opportunity”), the Employee shall submit full details of such Business Opportunity to the Chief Executive Officer of the Corporation, and such Business Opportunity shall be the sole property of the Corporation.

3. Salary and Bonus.

a. Base Salary. During the period commencing on the Effective Date and ending January 12, 2021, the Corporation shall pay to the Employee a base salary (the “Base Salary”) at an annual rate of One Hundred Twenty Thousand ($120,000) Dollars.

b. Bonuses. During the Term of Employment, the CEO shall evaluate the performance of the Employee and, if deemed appropriate by the CEO, the Executive shall be awarded an annual cash bonus in the amount of Fifty Thousand Dollars ($50,000).

4. Incentive Awards and Fringe Benefits.

a. Stock Options. In addition to (and not in lieu of) the Base Salary, the Corporation shall grant to the Employee options (vesting in equal monthly installments over a one-year period commencing on January 13, 2020 (the “Grant Date”), entitling the Employee to purchase shares of Common Stock of the Corporation which shall represent Fifty Thousand (50,000) shares, pursuant to the Corporation’s 2014 Stock Incentive Plan (the “2014 Plan”). The exercise price for each of the stock option grants will be the closing market price on the grant date. Upon termination, the Employee has one year from the termination date to exercise any vested options.

b. Benefit Plans. In addition to the other compensation payable to the Employee hereunder, and except as otherwise set forth herein, the Employee shall be eligible to participate in all pension, profit sharing, retirement savings plan, 401K or other similar benefit, medical, disability and other employee benefit plans and programs generally provided by the Corporation to its senior staff from time to time hereafter (other than those provided pursuant to separately negotiated individual employment agreements or arrangements), subject to, and to the extent the Employee is eligible for the respective terms of such benefit plans and programs.

c. Expenses. During the Term of Employment, the Corporation shall pay or reimburse the Employee, upon submission of appropriate documentation by him, for all out-of-pocket expenses for entertainment, travel, meals, hotel accommodations, office expenses and the like incurred by him in the interest of the Business.

d. Insurance. During the Term of Employment, the Employee shall be entitled to participate in any group insurance plan, including health insurance, term life insurance, and disability insurance policies (collectively, the “Corporation Plans”) from time to time maintained by the Corporation; provided that such insurance can be obtained on economically reasonable terms. The Corporation agrees to pay or reimburse the full amount of Employee’s premiums for disability, accident, death and dismemberment and/or life insurance coverage in the Corporation Plans. Should the Corporation not have an applicable Corporation Plan, the Employee shall be reimbursed for any economically reasonable health and welfare insurance premiums paid by the Employee.

5. Termination; Change of Control.

a. Death. If the Employee shall die prior to the expiration of the Term of Employment, the Corporation shall have no further obligation hereunder, other than to the Employee or his estate except to pay to the Employee’s estate the amount of the Employee’s Base Salary accrued to the date of his death. Such payment shall be made promptly after the date of death to the Employee’s estate.

b. Disability. If prior to the expiration of the Term of Employment, the Employee shall be prevented, during a continuous period of ninety (90) days (the “Disability Period”), from performing his duties by reason of “disability,” the Corporation may terminate this Agreement, in which event the Employee shall receive: (i) his Base Salary accrued to the date upon which any determination of disability shall have been made as hereinafter provided, and continuing until the date on which disability income payments commence under the Company’s long term disability plan (or the beginning of Social Security disability income, if sooner), which Base Salary payment may be reduced by the amount of any disability income payments the Employee may receive in connection with such occurrence of disability during the Disability Period under any policy or plan carried or maintained by or on behalf of the Corporation and under which the Employee is a beneficiary or participant. The Employee shall continue to have the right to receive the greater of his Current Benefits, or benefits, if any, under any Corporation Plans, but only in accordance with the terms of such plan or policy as they apply to persons whose employment has been terminated as a result of an employee’s permanent disability. Such payments shall be made to the Employee in accordance with its normal payroll policies and schedule.

For purposes of this Agreement, the Employee shall be deemed to have become disabled when the Corporation (excluding the Executive or any of his affiliates), upon the diagnosis of a reputable, licensed physician of the Corporation’s choice, in consultation with the Employee’s primary physician, shall have determined that the Employee shall have become unable to perform his duties under this Agreement, whether due to physical or mental incapacity or to infirmity caused by chronic alcoholism or drug use (excluding infrequent and temporary absences due to ordinary illness); provided that such incapacity shall have continued uninterrupted for a period of not less than ninety (90) days.

c. Cause. Notwithstanding any other provision of this Agreement, if prior to the expiration of the Term of Employment, the Corporation shall have the right to discharge the Employee “for Cause,” as defined below, then this Agreement shall terminate effective upon such discharge, and upon such termination, neither the Corporation nor any other member of the Corporation shall have any further obligation to the Employee or his estate, except that the Corporation will cause the Corporation to pay to the Employee, within thirty (30) days of such termination, or in the event of his subsequent death, his estate, an amount equal to the Employee’s Base Salary, as provided in Section 3 hereof, accrued to the date of termination. In addition, the Employee shall not, after the date of termination, be entitled to receive any further Current Benefits, or other benefits, if any, under any Corporation Plans. In the event of termination of the Employee’s employment for Cause, neither the Corporation nor any member of the Corporation shall be obligated to pay, and the Employee shall not be entitled to receive, any Bonus.

For the purposes hereof, the term “Cause” shall mean and be limited to a discharge resulting from any one of the following:

(i) the Employee’s conviction of a felony or any other crime involving moral turpitude,

(ii) a breach by the Employee of his fiduciary duties to the Corporation as specified herein, or

(iii) the Employee’s failure or refusal to follow the lawful polices or directives established by the Chief Executive Officer; provided that in the case of clauses (ii) or (iii) above, the Company shall have first given written notice thereof to the Employee on each occasion describing in reasonable detail of the alleged breach, failure or refusal, and such breach or willful failure or refusal to follow written lawful policies or directives shall remain uncured for a period of sixty (60) days following receipt of each such notice.

d. Termination Without Cause. Notwithstanding anything to the contrary, express or implied, contained in this Agreement, the Corporation may terminate the employment of the Employee at any time without Cause (a “Non-Cause Termination”); provided that the Corporation shall pay to the Employee severance pay equal to Twelve (12) months of the Base Salary then in effect (the “Severance Payment”), payable in equal monthly installments over the twelve month period following such Non-Cause Termination.

e. Other Reasons for Termination.

The Employee may terminate this Agreement prior to the end of the Term of Employment either (A) upon thirty (30) days written notice with Good Reason (“Termination With Good Reason”), or (B) for any or no reason by providing three (3) months’ advance written notice is given by the Employee to the Corporation.

As used herein, the term “Termination for Good Reason” shall mean: (a) a material reduction in the scope of the Employee’s title, authority, duties or responsibilities in effect as of the Effective Date, which reduction is not remedied by the Corporation within thirty (30) days after notification to the Corporation containing a reasonably detailed description of such reduction; (b) the Corporation’s breach of any material obligation owed to the Employee under this Agreement, including any Base Salary or; provided that the Employee has given the Corporation notice thereof describing in reasonable detail the alleged breach or failure, and the Corporation has failed to cure such breach or failure within a period of thirty (30) days following receipt of such notice.

In the event of a Termination Without Cause initiated by the Employee, the Corporation shall pay to the Employee, or in the event of his death, to his estate, the amount of the Employee’s Base Salary accrued to the date of termination. In the event of a Termination With Good Reason initiated by the Employee, the Corporation shall additionally pay to the Employee one full year’s Base Salary. The amounts set forth in this Section 5e shall be paid in full within thirty (30) days of the date of termination of employment.

6. Certain Covenants of the CCO

a. Confidential Information. The Employee acknowledges that in the course of his employment with the Corporation he may receive certain information, knowledge and data concerning the Business of the Corporation and its affiliates or pertaining to any individual, firm, corporation, partnership, joint venture, business, organization, entity or other person which the Corporation may do business with during the Term of Employment, which is not in the public domain, including but not limited to trade secrets, employee records, names and lists of suppliers and customers, programs, statistics, processes, techniques, pricing, marketing, software and designs, or any other matters, and all other confidential information of the Corporation and its and affiliates acquired in connection with your employment (hereinafter referred to collectively as “Confidential Information”), which the Corporation and its affiliates desire to protect. The Employee understands that such Confidential Information is confidential, and he agrees not to reveal or disclose or otherwise make accessible such Confidential Information to anyone outside of the Corporation or any affiliate and their respective officers, employees, directors, consultants or agents, so long as the confidential or secret nature of such Confidential Information shall continue, whether or not he is employed by the Corporation, except as may be required by law, regulation or court order.

b. Return of Information. At such time as the Employee shall cease to be employed by the Corporation or the Corporation for whatever reason or at any other time the Corporation may reasonably request, he shall promptly deliver and surrender to the Corporation all papers, memoranda, notes, records, reports, sketches, specifications, designs and other documents, writings (and all copies thereof), and other property produced by him or coming into his possession by or through his employment hereunder and relating to the Confidential Information referred to in this Section 6 or otherwise to the Business, and the Employee agrees that all such materials will at all times remain the property of the Corporation.

c. Non-Competition Agreement. Employee acknowledges that the agreements and covenants contained in this Section 6(c) are essential to protect the business, goodwill, trade secrets and confidential information of the Corporation and are appropriate in scope and the Business is conducted globally (the “Territory”). The Employee covenants and agrees that during the period commencing on the Effective Date and ending on the earlier of the Employee’s termination of employment for Good Reason or the second (2nd) anniversary following Employee’s termination of employment by the Company Without Cause or by the Employee without Good Reason (the “Restricted Period”), Employee shall not, directly or indirectly, (i) engage in any related business activity in the Territory that competes with the Business; (ii) render any services to any person for use in competing with the Corporation in connection with the Business in the Territory; or (iii) have an interest in any person engaged in any business that competes with the Corporation in connection with the Business in the Territory, directly or indirectly, in any capacity, including as a partner, member, officer, director, manger, principal, agent, trustee or consultant or any other relationship or capacity; provided, however, that each Restricted Party may own, directly or indirectly, solely as an investment, securities of any Person which are publicly traded if such Restricted Party (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 5% or more of any class of securities of such Person; or (iv) interfere with business relationships (whether formed heretofore or hereafter) between Buyer or any of its Affiliates and customers, suppliers or prospects of the Business.

d. Agreement Not to Solicit. For so long as the Employee shall be employed with the Corporation and for a period of two (2) years following the termination of this Agreement for any reason, the Employee agrees that he will not, either directly or indirectly, through any person, firm, association, corporation, partnership, agency or other business entity or person with which he is now or may hereafter become associated, (i) cause or induce any present or future employee of the Corporation to leave the employ of the Corporation or any affiliate to accept employment with the Employee or with such person, firm, association or corporation, agency or other business entity or (ii) solicit any person or entity which is a customer of the Corporation for the purpose of directly or indirectly furnishing services competitive with the Corporation.

e. Scope. It is expressly agreed that if any restrictions set forth in this Section 6 are found by any court having jurisdiction to be unreasonable because they are too broad in any respect, then and in each such case, the remaining restrictions herein contained shall, nevertheless, remain effective, and this Agreement, or any portion thereof, shall be considered to be amended so as to be considered reasonable and enforceable by such court, and the court shall specifically have the right to restrict the business or geographical scope of such restrictions to any portion of the business or geographic areas described above to the extent the court deems such restriction to be necessary to cause the covenants to be enforceable, and in such event, the covenants shall be enforced to the extent so permitted.

f. Specific Performance. The Employee acknowledges that a remedy at law for any breach or attempted breach of Section 6 of this Agreement may be inadequate, agrees that the Corporation shall be entitled to seek specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or any other equitable relief.

7. Indemnification. Throughout the Term of Employment, the Corporation hereby agrees to maintain officers and directors’ liability insurance with one or more recognized insurance carriers and to cover the Employee under all of such policies and to provide indemnity to the Employee, in his capacity described in this Agreement, to the fullest extent provided under Georgia Law as provided herein. In addition, throughout the Term of Employment, the Corporation hereby agrees to agree to indemnify, defend and hold harmless the Employee and his affiliates and, if applicable, the directors, officers, shareholders, employees, attorneys, accountants, agents and representatives of any affiliate of the Employee and the heirs, successors and assigns of the Employee or his affiliates (collectively, the “Indemnified Parties”) to the fullest extent permitted under Georgia law, from and against any and all claims, liabilities, costs, expenses, including without limitation the payment by the Corporation of all legal fees, court costs and filing fees, as incurred by the Affiliate (collectively, “Claims”), based upon, arising out of or otherwise in respect of (i) any act of omission or commission by the Corporation, (ii) the failure of the Corporation to perform or observe fully any covenant, agreement or provision to be performed or observed by the Corporation to any third party, or (iii) any third-party Claim arising out of or in connection with the operation of the Business of the Corporation.

8. Severability. In case of any term, phrase, clause, Section, section, restriction, covenant, or agreement contained in this Agreement shall be held to be invalid or unenforceable, the same shall be deemed, and it is hereby agreed that the same are meant to be several, and shall not defeat or impair the remaining provisions hereof.

9. Waiver. The waiver by the Corporation of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent or continuing breach of this Agreement by the Employee.

10. Assignment; Binding Affect. This Agreement may not be assigned under any circumstances by either party. Neither the Employee nor his estate shall have any right to commute, encumber or dispose any rights to receive payments hereunder, it being agreed that such payment and the right thereto are nonassignable and nontransferable. Subject to the provisions of this Section 9 this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee’s heirs and personal representatives, and the successors and assigns of the Corporation.

11. Amendments. This Agreement may not be changed, amended, terminated or superseded orally, but only by an agreement in writing, nor may any of the provisions hereof be waived orally, but only by an instrument in writing, in any such case signed by the party against whom enforcement of any change, amendment, termination, waiver, modification, extension or discharge is sought.

12. Entire Agreement; Amendment; Governing Law. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the matters covered hereby. Only an instrument in writing executed by the parties hereto may amend this Agreement.

13. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. All actions and proceedings arising out of or relating to this Agreement shall be brought by the parties and heard and determined only in a Federal or state court located in the City of Atlanta and State of Georgia and the parties hereto consent to jurisdiction before and waive any objections to the venue of such courts. The parties hereto agree to accept service of process in connection with any such action or proceeding in any manner permitted for a notice hereunder.

14. Attorneys’ Fees. Except as otherwise provided in Section 7 above, in the event that any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal and costs incurred in bringing such suit or proceeding.

15. Headings. All descriptive headings of the several Sections or Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and same instrument. Facsimile and pdf signatures hereto shall have the same validity as original signatures hereto.

17. Representations and Warranties. (a) Employee represents and warrants to Corporation that (i) Employee is under no contractual or other restriction or obligation which is inconsistent with his execution of this Agreement or performance of his duties hereunder, (ii) Employee has no physical or mental disability that would hinder his performance of his duties under this Agreement, and (iii) Employee has had the opportunity to consult with an attorney of his choosing in connection with the negotiation of this Agreement.

18. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by certified mail, by personal delivery or by overnight courier to the Employee at his residence (as set forth in Corporation’s corporate records) or to the Corporation at its principal office and shall be effective upon receipt, if by personal delivery, three (3) business days after mailing, if sent by certified mail or one (1) business day after deposit with an overnight courier.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date and year first above written.

BOXLIGHT CORPORATION

By:	/s/ Dale Strang
Name:	Dale Strang
Title:	Board Member, Compensation Committee Chair

/s/ James Mark Elliott
JAMES MARK ELLIOTT